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                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                                       FORM 8-K

                                    CURRENT REPORT

                         Pursuant to Section 13 or 15(d) of
                         the Securities Exchange Act of 1934

                  Date of Report (Date of earliest event reported):
                                     May 13, 1997


                                     ESELCO, INC.
                ------------------------------------------------------
                (Exact name of registrant as specified in its charter)


         MICHIGAN                    0-17736                  38-2785176
      -------------                -----------              --------------
(State of Incorporation)     (Commission File Number)        (IRS Employer
                                                         Identification Number)


       725 East Portage Avenue,
      Sault Ste. Marie, Michigan                                       49783
---------------------------------------                               -------
(Address of principal executive offices)                             (Zip Code)


                                        (906) 632-2221
                     ---------------------------------------------------
                     (Registrant's telephone number, including area code)


                                        NOT APPLICABLE
                     ----------------------------------------------------
                 (Former name or former address, if changed since last report)

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     Item 5.  OTHER EVENTS.

     (a)  The registrant issued the following press release on May 14, 1997:




Donald C. Wilson                                                          NEWS
Corporate Secretary
ESELCO, Inc.
725 East Portage Avenue                                                  RELEASE
Sault St. Marie, MI  49783
(906) 632-5158


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Sault Ste. Marie, Michigan, and Milwaukee, Wisconsin, May 14, 1997

       ESELCO, Inc. (NASDAQ-EDSE) and Wisconsin Energy Corporation (NYSE-WEC) announced today that they had entered into a definitive agreement regarding the acquisition of ESELCO, Inc., by WEC. The terms of the definitive agreement have been approved by both companies' boards. Upon completion of the acquisition, ESELCO, Inc., would continue to operate from Sault Ste. Marie, Michigan.

       All outstanding shares of ESELCO, Inc., common stock would be converted into shares of Wisconsin Energy Corporation common stock based on a value of $44.50 for each share of ESELCO, Inc., common stock in a transaction proposed to be structured as a tax-free reorganization. The total purchase price would be approximately $71 million. The exact number of shares of Wisconsin Energy Corporation common stock to be issued in the transaction would be determined by dividing $44.50 by the average closing prices of Wisconsin Energy Corporation common stock during the period specified in the definitive agreement. Pursuant to the definitive agreement, Wisconsin Energy Corporation will be paid a fee of $2 million if ESELCO, Inc., consummates, or enters into an agreement with respect to, a business combination with a party unrelated to Wisconsin Energy Corporation or ESELCO, Inc., terminates the definitive agreement to pursue a business combination with a party unrelated to Wisconsin Energy Corporation prior to the end of the period specified in the agreement.

       The transaction is contingent upon several conditions, including the approval by the shareholders of ESELCO, Inc., receipt of all appropriate regulatory approvals, and the effectiveness of a registration statement to be filed with the Securities and Exchange Commission covering the Wisconsin Energy Corporation shares to be issued in the transaction. Shareholders of ESELCO, Inc., will be provided a proxy statement describing the terms of the transaction prior to being asked to vote on the transaction at a special meeting of shareholders, which is


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expected to take place later in 1997.  There can be no assurance that the conditions will be satisfied or that the transaction will be consummated.

       ESELCO, Inc., is the parent corporation of Edison Sault Electric Company, an electric utility which serves approximately 22,000 residential, commercial and industrial customers located in Michigan's Eastern Upper Peninsula.

       Wisconsin Energy Corporation is a holding company with subsidiaries in utility and nonutility businesses. Its principal subsidiary, Wisconsin Electric, provides electricity, natural gas, and/or steam service to about 2.3 million people in southeastern Wisconsin (including the Milwaukee area), the Appleton area, the Prairie du Chien area, and portions of northeastern Wisconsin and Michigan's Upper Peninsula.

                  * * * * * * * * * * * * * * * * * * * * *

       The definitive agreement regarding the proposed acquisition is incorporated herein by reference and filed as an exhibit to this Form 8-K.

       (b) As previously disclosed, the Dividend Reinvestment Plan of ESELCO, Inc. (the "DRIP") has been suspended pending the acquisition of ESELCO, Inc. by Wisconsin Energy Corporation ("WEC"). Pursuant to the definitive agreement, all shares of ESELCO, Inc. common stock held in the DRIP will continue to be recorded in book-entry form and, subject to earlier withdrawal in accordance with the terms of the DRIP, will be held in the DRIP until the consummation of the acquisition. All shares of ESELCO, Inc. common stock held in the ESELCO DRIP upon the consummation of the acquisition will be converted into shares of WEC common stock on the same terms as the other shares of ESELCO common stock as provided in the definitive agreement. Participants in the ESELCO, Inc. DRIP may elect to have the whole and fractional shares of WEC common stock they receive in the acquisition credited to accounts established for them under WEC's dividend reinvestment and stock purchase plan, if WEC provides that such an election may be made.

       Item 7.  FINANCIAL STATEMENTS AND EXHIBITS.

       (c)  Exhibits

              Number          Description

                 2 Agreement and Plan of Reorganization by and among ESELCO, Inc., Wisconsin Energy Corporation and ESL Acquisition, Inc. dated May 13, 1997.


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                                  SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              ESELCO, INC.



                                              By  /s/ William R. Gregory
                                              ----------------------------
                                              William R. Gregory, President
May 14, 1997


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